Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-214863
December 14, 2016


Clinical &
Business Analytics
Revenue
Cycle Management
mHealth
EHR
Electronic
Health Record
WEB
Patient
Engagement
Practice
Management
Care
Coordination
Real-Time
Adjudication

Medical Transcription Billing, Corp.
(NASDAQ: MTBC, MTBCP)

Corporate Presentation – December 2016

A Unique Healthcare IT Company®
.com

For more information, please contact:

Bill Korn, Chief Financial Officer

732-873-5133 x. 133

bkorn@mtbc.com

Statement about Free Writing Prospectus

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. This free writing prospectus relates to the proposed public offering of Series A Preferred Stock of Medical Transcription Billing, Corp. (the "Company"), which is being registered on a Registration Statement on Form S-1 (the "Registration Statement"), Commission File No. 333-214863. This free writing prospectus should be read together with the preliminary prospectus included in that Registration Statement (including the risk factors described therein), which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1582982/000149315216015825/forms-1a.htm

Before you invest, you should read the prospectus in that Registration Statement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by calling Bill Korn (732) 873-5133 x 133 or emailing bkorn@MTBC.com.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipate", "believe", "continue", "could", "estimate", "expect", "goals", "intend", "likely", "may", "plan", "potential", "predict", "project", "will" or the negative of these terms or other similar terms and phrases.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Forward-looking statements in this presentation include, without limitation, statements reflecting management's expectations for future financial performance and operating expenditures, expected growth, profitability and business outlook, increased sales and marketing expenses, and the expected results from the integration of our acquisitions.

Forward-looking statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated by such statements. These factors include:

- our ability to manage our growth, including acquiring, partnering with, and effectively integrating the recent acquisitions into our infrastructure;
- our ability to retain our customers and revenue levels, including effectively migrating and keeping new customers acquired through business acquisitions and maintaining or growing the revenue levels of our new and existing customers;
- our ability to attract and retain key officers and employees, including Mahmud Haq and personnel critical to the transitioning and integration of our newly acquired businesses;
- our ability to raise capital and obtain and maintain financing on acceptable terms;
- our ability to compete with other companies developing products and selling services competitive with ours, and who may have greater resources and name recognition than we have;
- our ability to maintain operations in Pakistan, Poland, Sri Lanka and India in a manner that continues to enable us to offer competitively priced products and services;
- our ability to keep and increase market acceptance of our products and services;
- our ability to keep pace with a rapidly changing healthcare industry;
- our ability to consistently achieve and maintain compliance with a myriad of Federal, State, foreign, local, payor and industry requirements, regulations, rules and laws;
- our ability to protect and enforce intellectual property rights;
- our ability to maintain and protect the privacy of customer and patient information;
- our ability to meet continuing listing standards on the Nasdaq Capital Market, including its requirement that the minimum bid price for our common stock be at or above $1.00; and
- our ability to maintain compliance with key covenants in our debt facilities with Opus Bank and any other future debt facilities.

Although we believe that the expectations reflected in the forward-looking statements contained in this presentation are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

The statements in this presentation are made as of the date of this presentation, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Transaction Overview

MTBC A Unique Healthcare IT Company

Issuer	Medical Transcription Billing, Corp.
Exchange: Symbol	NASDAQ Capital Market: MTBCP
Shares Offered	11% Series A Cumulative Redeemable Perpetual Preferred Stock [(1)]
Dividends	Payable on the 15th day of each month
Par Value	$25.00 per share
Offering Size	$10,000,000
Over-Allotment Option	15%
Use of Proceeds	• $5,000,000 for remainder of MediGain acquisition purchase price • Future acquisitions and organic growth • General corporate purposes and additional working capital
Bookrunners	Chardan. Boenning & Scattergood
Co-Manager	Joseph Gunnar & Co.

(1) *The shares are redeemable after November 4, 2020 at par value.*

MTBC Investment Highlights

MTBC A Unique Healthcare IT Company

Proprietary, fully integrated, SaaS and service solution

- Mobile Health ("mHealth")
- Electronic Health Record ("EHR")
- Practice Management ("PM")
- Revenue Cycle Management ("RCM")

- **Consolidator in the highly fragmented healthcare IT market**
- Over 1,500 RCM companies, none with greater than 7% market share
- Regulatory changes are driving consolidation



Healthcare information technology company
Large, highly fragmented market
Highly experienced management team
Scalable, cost-efficient business model with predictable recurring revenue
Profitable as measured by EBITDA

- **Completed and integrated 15 acquisitions over the last 5 years**
- Public company and industry experience
- Distinguished Board of Directors

- **Cloud-based software**
- Educated, low-cost offshore labor force with ~1,750 employees
- 95% of revenue visibility at the beginning of each quarter

- **Positive Adjusted EBITDA in Q4 2015, Q1, Q2 and Q3 2016**

MTBC – Recent News

A Unique Healthcare IT Company

September 2015

OpusBank

$10 million credit facility from Opus Bank

October 2015

MTBC's ICD-10 App ranked most popular by US doctors



November 2015

$5.8 million Series A Preferred Stock issued on Nasdaq, with additional $1.6 million in July 2016



NASDAQ

Q4 2015, Q1, Q2 and Q3 2016



First four quarters of positive EBITDA after IPO

February 2016

Gulf Coast Billing

First acquisition of 2016

May 2016

Second acquisition of 2016

Renaissance Physician Services

July 2016

WFS

Third acquisition of 2016

First Shelf Offering

October 2016

Our largest acquisition to date

MediGain

MTBC Equity Snapshot*

Common Stock

- Nasdaq: MTBC
- Outstanding: 10,300,378
- Current Price: $0.88
- Market cap: $9.1 million
- Share Structure:
  - Fully diluted: 11,028,945
  - Public float: 4,841,624
  - **Insiders: 53.0%**
  - Largest institution: Adage Capital (approx. 9.7%)

* As of Nov. 30, 2016

Series A Preferred

- Nasdaq: MTBCP
- Outstanding: 294,656
- Current Price: $26.22
- Equity value: $7.7 million
- Share Structure:
  - Fully diluted: 294,656
  - Public float: 290,656
  - Insiders: 1.4%
- Dividend: 11% of par value ($25.00), paid monthly
- Redeemable after Nov. 2020
- Non-convertible

Experienced Leadership Team



Mahmud Haq

CEO and Chairman of the Board

- Former CEO of Compass International Services Corporation (Nasdaq: CMPS). Completed 14 acquisitions in 18 months during 1998 – 1999, growing revenue from $87 million at the time of IPO to a run rate of ~$180 million at the time Compass was acquired by NCO Group, Inc. (Nasdaq: NCOG) for $112 million of consideration to shareholders
- Held various senior executive positions at American Express Company (NYSE: AXP) for 12 years including Vice President of Global Risk Management
- B.S. in Aviation Management, Bridgewater State College (Massachusetts). M.B.A. in Finance, Clark University (Massachusetts)



Stephen Snyder

President and Director

- Joined MTBC in 2005. Formerly served as VP / General Counsel and Chief Operating Officer
- Attorney for 15 years with M&A and healthcare law experience
- Writings on healthcare industry, law and policy have been published by American Bar Association and various healthcare industry publications
- J.D. Rutgers School of Law – Newark, senior editor of law journal



Bill Korn

Chief Financial Officer

- Joined MTBC in 2013
- Former CFO of Antenna Software, Inc. from 2002 – 2012, where he completed 5 acquisitions and was a key contributor to growing the business at a CAGR of 87%
- Former executive at IBM (NYSE: IBM) for 10 years. He was part of the senior management team that created IBM's highly successful services strategy in the 1990's
- A.B. in Economics magna cum laude, Harvard College. M.B.A. Harvard Business School

Distinguished Board of Directors



Howard Clark Jr.

- Former CFO of American Express Company (NYSE: AXP)
- Former CEO, Chairman and Vice Chairman of Shearson Lehman and Vice Chairman of Barclays Capital



Anne Busquet

- Board member of Pitney Bowes Inc. (NYSE: PBI), Intercontinental Hotels Group plc (LSE: IHG) and Provista Diagnostics, Inc.
- Former President of American Express Interactive Services and New Businesses Division



John Daly

- Former EVP and Director of E.F. Hutton & Company
- Former Head of Private Client Division and Int'l Equity Capital Markets at Salomon Brothers



Cameron Munter

- President and CEO of the East-West Institute
- Former U.S. Ambassador to Pakistan and U.S. Deputy Chief of Mission to Poland

Management plus Board members own 53% of MTBC's common stock

Industry Drivers

MTBC A Unique Healthcare IT Company

MACRA & Meaningful Use

Requires providers to use technology like MTBC's technology to optimize reimbursement

Affordable Care Act Changes

Increases complexity, driving increased demand for MTBC's services



Common ICD 10 Codes for Your Specialty
Conversion
Conversion
Favorites
Feedback

ICD-10

Increases billing codes by ~5x thereby driving movement from manual to electronic charge capture

MTBC's technology offers healthcare providers a cost-effective, single-sourced vendor to meet the requirements of a changing regulatory landscape while simultaneously lowering costs.

Market Opportunity

The U.S. ambulatory EHR / RCM industry represents a $13+ billion opportunity

athenahealth, Inc. (Nasdaq: ATHN) is the largest market participant with a market share of less than 7%



Market opportunity: $13+ billion
Largest participant: 7% market share
70% of physicians in MTBC's target market

Approximately 70% of the 500K+ ambulatory physicians practice in MTBC's target market of 1 to 10 physicians

Mobile Health

Practice Management

Revenue Cycle Management

Electronic Health Record

MTBC	athenahealth
Nasdaq: MTBC	Nasdaq: ATHN
2015 Revenue: $23 M	2015 Revenue: $925 M
Multiple: 0.4x	Multiple: 4.0x
1 – 10	**≥ 11**
70% of physicians	**30% of physicians**

MTBC's Competitive Advantage

Integrated Solution



mHealth
EHR
Electronic Health Record
A Unique Healthcare IT Company
MTBC.com
Practice Management
Revenue Cycle Management

Technology Platform



ISO 27001 certified / HIPAA compliant

Global Sourcing

- ~1,500 employees in Pakistan, in 2 offices, with 200 dedicated technology professionals
- English-speaking, college educated
- Approximately 1/10 the cost of U.S. employees and 1/2 the cost of India-based employees
- Additional 250 employees in India, Poland and Sri Lanka
- Nominated for 2015 U.S. Secretary of State's Award for Corporate Excellence

Growth Strategy

MTBC.com A Unique Healthcare IT Company®

Acquisitions

- Acquire ambulatory RCM companies
- Migrate customers to MTBC platform
- Leverage lower costs into EBITDA growth

- There are 1,500 RCM companies, none with greater than 7% market share
- Ongoing discussions with a robust pipeline of potential targets

Organic

Relationships with software vendors

amazingcharts

practice fusion™

Traditional sales and marketing

- Historically < 2% of revenue
- Strengthened sales and marketing leadership with MediGain

MediGain Acquisition

A Unique Healthcare IT Company

MediGain
Gain Insight. Maximize Profit.

MTBC's Largest Acquisition to Date

MediGain's accounts in good standing have annual revenues of **more than $10 million**, which will contribute to MTBC's overall revenue growth in 2017

The company was acquired for $7 million, which represents a significant discount from the industry standard of more than 1x revenues for a business of MediGain's size



$10+ Million in Annual Revenues
Purchased At Significant Discount
Expected to be Accretive in 2017
Added Talented Team Members

The **incremental profits** from MediGain are expected to greatly exceed MTBC's cost of capital, and we expect the acquisition to be accretive within a year's time

We have expanded our **Asia-based team** to Sri Lanka and India, while also making key additions to the U.S. team

Annual Revenue


($ in millions)
$30
$25
$20
$15
$10
$5
$0
CAGR: 48%
$10
$18
$23
2013
2014
2015

NOTES:

1) 86% of revenue is an integrated solution fee as a percentage of payments collected by our doctors
2) Our effective rate is 5% of practice collections
3) Standard contract terms are one to three years, with auto-renewal
4) 5% of revenue from optional chargeable services, including transcription, coding, and consulting
5) 9% of revenue from clearinghouse, EDI and recovery services

Adjusted EBITDA



($ in millions)
$1.50
$1.00
$0.50
$0.00
-$0.50
-$1.00
-$1.50
-$2.00
$1.10
($1.73)
($0.71)
($0.10)
($0.18)
$0.31
$0.07
$0.01
$0.13
2013
2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016

NOTES:

1) 2013 Adjusted EBITDA reflects MTBC prior to the 3 acquisitions at the time of the IPO
2) 2014 Adjusted EBITDA includes 3 acquired businesses from July 28 – December 31, 2014
3) 2014 and Q1-Q3 2015 Adjusted EBITDA includes ramp-up of offshore employees prior to terminating subcontractors and reducing onshore employees from 2014 acquisitions, which are now fully integrated
4) Q4 2015 Adjusted EBITDA was $312,000.
   Q1 2016 Adjusted EBITDA was $65,000. Q2 was $14,000. Q3 was $130,000

MTBCP Price / Volume Chart



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Volume (000s)
Nov-15
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Volume
Price

Dividend History

Month	Declaration Date	Ex-Dividend Date	Record Date	Payment Date	Dividend per Share
February, 2017	11/14/2016	2/24/2017	2/28/2017	3/15/2017	$0.2292
January, 2017	11/14/2016	1/27/2017	1/31/2017	2/15/2017	$0.2292
December, 2016	11/14/2016	12/28/2016	12/31/2016	1/17/2017	$0.2292
November, 2016	8/11/2016	11/28/2016	11/30/2016	12/15/2016	$0.2292
October, 2016	8/11/2016	10/27/2016	10/31/2016	11/15/2016	$0.2292
September, 2016	8/11/2016	9/28/2016	9/30/2016	10/17/2016	$0.2292
August, 2016	5/17/2016	8/29/2016	8/31/2016	9/15/2016	$0.2292
July, 2016	5/17/2016	7/27/2016	7/31/2016	8/15/2016	$0.2292
June, 2016	5/17/2016	6/28/2016	6/30/2016	7/15/2016	$0.2292
May, 2016	3/31/2016	5/26/2016	5/31/2016	6/15/2016	$0.2292
April, 2016	3/22/2016	4/27/2016	4/30/2016	5/16/2016	$0.2292
March, 2016	3/22/2016	3/29/2016	3/31/2016	4/15/2016	$0.2292
February, 2016	11/10/2015	2/25/2016	2/29/2016	3/15/2016	$0.2292
January, 2016	11/10/2015	1/27/2016	1/31/2016	2/16/2016	$0.2292
December, 2015	11/10/2015	12/29/2015	12/31/2015	1/15/2016	$0.2292
November, 2015	11/10/2015	11/25/2015	11/30/2015	12/15/2015	$0.20625*

* Represents a prorated amount for the period 11/4/2015 through 11/30/2015.

Balance Sheet Snapshot

($ in millions)

	December 31, 2015	September 30, 2016		
	Actual	Actual	Pro Forma	After Financing
Cash	$8.0	$7.1	$5.2	$9.1
Accounts Receivable	2.2	2.1	4.3	4.3
Total Assets	$26.7	$24.8	$31.1	$35.0
Total Debt	$8.0	$9.9	$14.9	$9.9
Total Liabilities	11.8	13.7	20.0	15.0
Shareholders' Equity	$14.9	$11.1	$11.1	$20.0

NOTES:

1) **Pro Forma** includes MediGain acquisition, which occurred on Oct. 3, 2016
2) **After Financing** includes sale of $10 M of additional Series A Preferred Stock, less offering expenses
3) MTBC sold $5.8 M Series A Preferred in Nov 2015 and an additional $1.6 M in July 2016
4) $9.9 million was drawn on MTBC's $10 M credit facility with Opus Bank on Sept. 30, 2016
5) Pro Forma includes $5 M of debt, the remaining portion of the MediGain acquisition price, due in January 2017

MTBC Investment Highlights

Proprietary, fully integrated, SaaS and service solution

- Mobile Health ("mHealth")
- Electronic Health Record ("EHR")
- Practice Management ("PM")
- Revenue Cycle Management ("RCM")

- **Consolidator in the highly fragmented healthcare IT market**
- Over 1,500 RCM companies, none with greater than 7% market share
- Regulatory changes are driving consolidation



Healthcare information technology company
Large, highly fragmented market
Highly experienced management team
Scalable, cost-efficient business model with predictable recurring revenue
Profitable as measured by EBITDA

- **Completed and integrated 15 acquisitions over the last 5 years**
- Public company and industry experience
- Distinguished Board of Directors

- **Cloud-based software**
- Educated, low-cost offshore labor force with ~1,750 employees
- 95% of revenue visibility at the beginning of each quarter

- **Positive Adjusted EBITDA in Q4 2015, Q1, Q2 and Q3 2016**